EXHIBIT 10.11


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                          VICTORIA STATION MIAMI, INC.
                                       AND
                           JANE MANAGEMENT CORPORATION

                       STOCK AND ASSET PURCHASE AGREEMENT


         THIS STOCK AND ASSET PURCHASE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into this 29th day of September, 1997, by and between Carnegie International Corporation, a Corporation of the State of
Colorado (hereinafter referred to as "Carnegie"), Talidan USA, Inc., a Corporation of the State of Maryland (hereinafter referred to as "Talidan") Munir Saltoun, Individually (hereinafter referred to as "Saltoun"), Victoria Station Miami, Inc. (hereinafter referred to as the "Victoria"), a Corporation of the State of Florida, Jane Management Corporation (hereinafter referred to as "Jane"), a Corporation of the State of Florida and A.S. Management Corporation (hereinafter referred to as "A.S."), a Corporation of the State of Connecticut. Talidan and Carnegie shall hereinafter be collectively referred to as
"Purchaser". Saltoun, A.S. and Jane shall hereinafter be collectively referred to as "Seller". Victoria and Jane shall hereinafter be collectively referred to as the "Companies" or "Company."

                              EXPLANATORY STATEMENT

         Saltoun owns two hundred (200) shares of Common Stock of Victoria, which represents One Hundred Percent (100%) of the issued and outstanding Victoria Stock, (hereinafter referred to as the "Shares"). Victoria owns the lease rights and liquor license relating to Victoria Station Restaurant located at 6301 Northwest 36' Street, Virginia Gardens, Florida 33166 (hereinafter referred to as the "Premises" or "Virginia Gardens location"). Jane owns One Hundred percent (100%) of the assets used in the operation of the Premises including equipment, furniture, fixtures and the like (hereinafter referred to as the "Assets"), but excluding the real property owned by a Third Party as well as the assets specifically enumerated herein as being owned by Victoria and A.S. and except for assets (See Exhibit A list) provided by and owned by certain vendors. A.S. owns all proprietary interests related to Trademarks and Service Marks for Victoria Station Restaurants, including those attributable to the Premises, which A.S. shall hereby grant a license for same to Victoria, simultaneous with Carnegie's acquisition of Victoria, for use outside of certain New England states (hereinafter referred to as the "Marks") as provided in a License Agreement of even date. The Shares, Marks and Assets shall hereinafter be collectively referred to as the "Property".

         Talidan shall purchase the Assets from Jane and Carnegie shall purchase the Stock from Saltoun, together with such relative rights, preferences and limitations as appertain to said Property, as are hereinafter provided by this Agreement. Jane and Saltoun shall issue, sell, transfer and deliver said Property to Carnegie and Talidan, respectively, upon the terms and conditions provided by this Agreement.

         NOW, THEREFORE, in consideration of the Explanatory Statement, which shall constitute a substantive part of this Agreement, and the mutual covenants, promises, agreements,


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representations   and  warranties   hereinafter  set  forth,   the  receipt  and
sufficiency of which are hereby acknowledged, Purchaser, Seller and Company do hereby covenant, promise, agree, represent and warrant as follows:

         1. Closing; Purchase of Shares and Assets:

              1.1. The closing (hereinafter referred to as the "Closing") of the purchase of the Property provided by this Agreement shall take place simultaneously with the execution of this Agreement, or on such other day as Purchaser and Seller shall agree in writing, at the law offices of Gershberg and Pearl, LLP and Murai Wald Biondo & Moreno, respectively, through an escrow arrangement agreeable to the parties unless the place and means of closing is changed pursuant to a writing signed by all parties hereto (hereinafter, such day shall be referred to as the "Closing Date", and such law offices shall be referred to as the "Closing Place.")

              1.2. On the Closing Date and at the Closing Place, Saltoun shall issue, sell, transfer and deliver to Carnegie the Shares, which Shares shall in each instance be represented by one or more stock certificates of Victoria duly registered in the name of Carnegie (a copy of which is attached hereto as Exhibit A1), and Jane shall sell, transfer and deliver all the Assets of Jane pursuant to a Bill of Sale (a copy of which is attached hereto as Exhibit A2) and List of Assets (a copy of which is attached hereto as Exhibit A3).

                   1.2.1.  Cut-Off  Date:  The  Parties  hereby  agree  that for purposes of calculating income, expenses, assets, liabilities, accounts receivable and accounts payable, the effective date of all such calculations shall be 12:00 A.M., August 18, 1997 (the "Cut-Off Date"), regardless of the date of completion of this Agreement.

                   1.2.2. Post Closing-Adjustments: Seller and Purchaser agree that a representative of Purchaser shall visit Seller's premises where books and records are maintained to reconcile said books for the purpose of determining the total Virginia Gardens location revenue and expenses earned and incurred, respectively, after the Cut-Off Date until the date that revenue begins to be deposited and expenses begin to be disbursed from a new separate bank account in Carnegie's or one of its subsidiaries' name. Said visit shall occur within the later of thirty (30) days after closing or within such reasonable time period after closing that allows Talidan to become registered to do business in Florida and open a business bank account in Florida. The cash basis net income/(loss) after the Cut-Off Date shall be determined by subtracting such expenses after cut-off from such revenue after cut-off and taking into account and excluding adjustments made between the parties prior thereto (as reflected on a Schedule of Closing Adjustment included herewith as Exhibit A4). If there is net income, such net income shall be transferred to Talidan's new bank account. If there is a net loss, Talidan shall reimburse Saltoun for same, if it has not already done so.

              1.3. Purchase Price: The purchase price for the Property shall be Three Hundred and Twenty-Five Thousand Dollars ($325,000) and 25,000 shares of Carnegie stock to


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be paid as follows  (plus an amount equal to the cash on hand and in the bank of the Companies as of the Cut-Off Date, utility deposits and reimbursement for certain equipment as specified on the Schedule of Closing Adjustments included herewith as Exhibit A4):

                   1.3.1. $140,000 which was paid to Saltoun on or before July 18, 1997, vesting in Carnegie on the Cut-Off Date, subject to the provisions of this Agreement, complete possession, ownership and control of the Shares and the management and operations of Victoria and its assets and the Marks, vesting in Talidan complete possession, ownership and control of the Assets of Jane, including but not limited to the leases, equipment, liquor license, trade and service marks (for use outside of New England), building and other improvements and assets relating thereto for each such entity (subject to the terms of Section 1.6). Carnegie shall be responsible for liabilities of Victoria incurred subsequent to the Cut-Off Date and for financial, license and tax reporting of Victoria subsequent thereto, except as provided to the contrary herein. Seller and Victoria shall cooperate in and facilitate the immediate transfer of possession, ownership and control of the Property including all assets and operations relating to the Virginia Gardens location, as of the closing date.

                   1.3.2. $185,000 payable not later than January 15, 1998. Said Principal balance shall accrue simple interest at the rate of ten percent (10%) per annum payable monthly on the outstanding balance accruing from the Cut-Off Date. Carnegie may at its option pay off or pay down the balance before January 15, 1998 with no penalty. A Promissory Note (hereinafter referred to as the "Note") reflecting this obligation shall be secured by the Shares and by the Assets, pursuant to a Stock Pledge Agreement (the "Stock Pledge Agreement"), Security Agreement (the "Security Agreement") and Financing Statement, all in form and substance satisfactory to Seller and Purchaser consistent with reasonable industry practice.

                   1.3.3. In the event Carnegie does not tender the balance of $185,000 in accordance with Section 1.1.2. above, Saltoun shall retain the One Hundred Forty Thousand ($140,000) payment under Section 1.3.1., the possession, and control of the Property shall immediately be given and revert back to the Seller and Seller shall be entitled to pursue its remedies under the Stock Pledge Agreement and the Security Agreement. Carnegie shall be responsible to fund on the Closing Date or by wire transfer within twenty-four (24) hours thereafter, an operating account based on a reasonable estimate of cash flow needs, to be agreed upon in writing by the parties hereto. If the initial deposit in the operating account is not adequate, Carnegie shall provide additional funding, based on a monthly review of the account by the parties hereto. The working capital provided by Carnegie shall be returned to Carnegie, minus losses or plus income after the Cut-Off Date, as the case may be, upon payment of the balance of the Note. If the balance of the note is not paid, operating income shall revert to A.S. Management. However, A.S. Management and/or Saltoun shall reimburse Carnegie for any deposits which Carnegie funded, replaced or for which Carnegie reimbursed Seller or Victoria.

                   1.3.4.  Adjustments:   All  expenses  and  income,  accruals,
bonuses, salaries, taxes, insurance, deposits, vacation leave or the like shall be adjusted as of the Cut-Off


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Date, such that Seller shall pay all such expenses and receive all income before such date, and Carnegie shall be responsible for such expenses and receive all income on the Closing Date and thereafter. Carnegie shall reimburse Seller on the Closing Date for all prepaid insurance, property taxes, utility deposits, licenses, etc., paid or reasonably estimated to be paid by Seller as of the Cut-off Date. The reimbursement to Seller shall be setoff by outstanding liabilities of Seller, accrued vacation, taxes, utilities, surcharges, payroll, payables, or expenses paid after the Cut-Off Date that were incurred prior to
the  Cut-Off  Date  or  other  similar  items  as  of  the  Cut-Off  Date.   All
reimbursements and setoffs are subject to verification by Purchaser through examination of underlying documentation within fourteen (14) days of Closing.

                   1.3.5. Seller shall be reimbursed on the Closing Date for food and beverage inventory as of the Cut-Off Date.

                   1.3.6. Any income from the Virginia Gardens location prior to the payment of the outstanding balance of the purchase price shall be placed in a new bank account approved by Carnegie with sole signatory authority by Saltoun until such time as the outstanding balance of the Note is paid in full. Saltoun shall use the income as well as the working capital provided by Carnegie, as provided in Section 1.3.3 hereof, in the new account to pay all expenses attributable to the Virginia Gardens location that are incurred subsequent to Carnegie taking ownership, possession and control thereof. All net income and/or net cash flow shall remain in the new account until the balance of the Note is paid, at which time Carnegie only may use such funds. Saltoun shall provide Carnegie with daily activity reports on a weekly basis indicating details of income and expense activity. Saltoun shall also provide a statement of income and expenses on a monthly basis. Upon payment of the outstanding balance of the purchase price, signatory authority for the new account shall be transferred to a designee of Carnegie and Saltoun's name and signatory authority shall be removed.

                   1.3.7. Carnegie shall cause its designee to transfer 25,000 shares (Exhibit A5) to Saltoun or his designee of Carnegie Common stock without legend and without current restrictions on or about the Closing Date.

                   1.3.8. At closing Purchaser shall receive a credit in the amount of $1,250.00 for repairs or replacements to the air conditioning system which Purchaser deems necessary.

                   1.3.9. The Purchase Price shall be allocated as follows:



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                             1) Equipment                              $175,000
                             2) Furniture and Fixtures                   25,000
                             3) Leasehold Improvements                   25,000
                             4) Liquor License                           60,000
                             5) Lease                                    15,000
                             6) Goodwill                                 20,000
                             7) Covenant Not To Compete                   5,000

              1.4. Purchaser acknowledges that, prior to the execution of this Agreement, it has conducted a due diligence investigation of the operations of the Virginia Gardens location and the Assets, including, without limitation, an investigation of the financial operations of the Virginia Gardens location, the books and records of Seller relating to the same and the condition of the Premises and the Assets, and Purchaser is satisfied with the results of the investigation, except as provided to the contrary herein in Section 1.3.8 hereof. Purchaser has had an opportunity to investigate all matters which Purchaser has deemed relevant concerning the Shares and the Assets and has had an opportunity to discuss the same with the officers of the Companies and of A.S.

                   1.4.1. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS MAY OTHERWISE BE SPECIFICALLY AND EXPRESSLY PROVIDED FOR HEREIN, NEITHER SELLER NOR VICTORIA HAS MADE ANY REPRESENTATIONS, WARRANTIES, OR AGREEMENTS CONCERNING THE SHARES, THE VIRGINIA GARDENS LOCATION OR THE ASSETS, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PURCHASER SHALL ACCEPT THE PREMISES AND THE ASSETS IN THEIR "AS IS, WHERE IS" CONDITION AS OF THE CLOSING DATE, "WITH ALL FAULTS."

              1.5. There shall be no debt of Victoria as of and including the Cut-Off Date (see Certificate of No Debts included herewith as Exhibit B). Seller shall pay to Purchaser as an adjustment at closing an amount equal to the payables, accrued vacation, payroll, taxes and the like of Seller which Purchaser will pay on behalf of Seller, pursuant to Section 1.3.4. hereof The Parties agree that Purchaser is not responsible for any debts of Jane and all such debts shall be paid in full by Seller as of the Cut-Off Date.

                   1.5.1. Anything to this Agreement to the contrary notwithstanding, all claims of the Companies against insurance companies prior to the Cut-Off Date, and all proceeds therefrom, shall belong solely to Seller and shall not be transferred to Purchaser as part of the transactions contemplated hereby. Prior to the closing, to the extent necessary, Victoria will assign any such claims made by Victoria to Seller or its designee. All legal expenses or other expenses in connection with such claims shall be the sole responsibility of Seller. Purchaser agrees after the closing to execute any and all documents which may be reasonably necessary to confirm and ratify unto Seller, or its designee, the ownership of all such insurance claims.



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              1.6. OPERATION RESTRICTIONS DURING NOTE PERIOD

                   From the date of closing until the Note has been satisfied, Carnegie shall own and operate the Companies subject to the following terms:

                   1.6.1. Saltoun shall manage and control the financial and accounting component of the Companies' business, including all accounts receivable and payable in accordance with Section 1.3.6. hereof, in a new separate bank account in a name or names designated by Carnegie.

                   1.6.2. Carnegie shall keep the Assets and the Premises in good repair and working order.

                   1.6.3. Carnegie shall not until the Note is paid in full incur any liabilities related to the Virginia Gardens location except in the ordinary course of business consistent with the past practices of the Virginia Gardens location.

                   1.6.4. No changes shall be made to salary levels of Management or hourly employees that existed as of June 1, 1997.

                   1.6.5. No changes shall be made to the menu, marketing, pricing or vendor agreements without the prior approval of the Seller.

                   1.6.6. No agreements shall be entered for the Virginia Gardens location accepting any "discount cards" such as IGT, Transmedia, etc.

                   1.6.7. No changes to the management of the Virginia Gardens location shall be made without Seller's approval which shall not be unreasonably withheld.

                   1.6.8. Carnegie shall keep the Virginia Gardens location and the Assets insured against all risks for which the Virginia Gardens location and the Assets are currently insured by Seller and Victoria, including general liability and all risk property and casualty insurance. Such insurance policies shall be issued by companies reasonably acceptable to Seller. Such policies shall provide for coverage in amounts at least as high as currently carried by Seller and Victoria and with deductibles not higher than those provided under the policies carried by Seller and Victoria. Seller shall be named as an additional insured on all such policies.

                   1.6.9. Victoria shall not issue, sell, pledge, or dispose of or authorize the issuance, sale, pledge or disposition of any shares of its stock or any of its assets. Carnegie shall not sell, pledge, dispose of or encumber any of the Assets.



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                   1.6.10.  Carnegie shall operate the Virginia Gardens location in the ordinary course of business, consistent with past practices, and shall not permit Victoria to enter into any transactions other than in the ordinary course of business consistent with past practices. No agreement shall be entered into by Victoria or by Purchaser with respect to the Virginia Gardens location which are not cancelable at will, without penalty, other than routine service contracts for such periods as such service contracts currently provide.

         2. Representations and Warranties of the Seller and Victoria

              Seller and Victoria represent and warrant to Purchaser as follows:

              2.1. Seller is, and as of the Closing Time will be the valid and legal owner of the Property being transferred hereby and owns the Property free and clear of any and all liens and encumbrances. The Seller owns all assets of and relating to Victoria Station Restaurant located at 6301 Northwest 36th Street, Virginia Gardens, Florida 33166 (hereinafter referred to as the "Virginia Gardens location), including but not limited to the leases, equipment, liquor license, trade and service marks (for use outside of New England), building and other improvements and assets relating thereto. More specifically, Jane owns all the assets except for the liquor license and lease rights which are owned by Victoria, the Marks which are owned by A.S. and the stock of Victoria which is owned by Saltoun.

                   Saltoun represents and warrants that he owns one hundred percent (100%) of the stock of A.S., that A.S. has served as the Management Company for Victoria and Jane and has fairly and accurately in all material respects reflected and allocated all assets, liabilities, income and expenses related to both the management and results of operations of the Companies on the books and records of Jane, which has been presented to Carnegie in summary form for the periods ended December 31, 1995 and December 31, 1996 respectively and designated as V15 to differentiate the income and expenses relating to management and operation of the Virginia Gardens location from income and expenses related to other assets or endeavors that are managed by A.S.

              2.2. Seller and Victoria have the requisite and proper authority to enter into the within agreement and to transfer, assign and sell the Property in accordance with the terms hereof

              2.3. Companies are, and at the Closing Time will be, corporations duly organized, validly existing and in good standing under the laws of Florida. Company has, and at the Closing Date will have, the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by Company. A complete and correct copy of the appropriate documents including, but not limited to the certificate of incorporation, as amended, and the by-laws, as amended, of Company, are attached to this Agreement collectively as Exhibit C and are incorporated by reference herein, and no changes therein will be made subsequent to the date hereof and prior to the Closing Time.


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              2.4. Victoria has validly authorized, issued, and has outstanding, and, except as hereinafter set forth in this Section 2.2, on the Closing Date will have authorized, issued and outstanding, fully paid and non-assessable, Two Hundred (200) shares of its common stock. Upon issuance, sale, transfer and delivery of the Shares to Purchaser, the shares of Victoria Common Stock issued and outstanding will constitute One Hundred Percent (100%) of the issued and outstanding capital stock of Victoria. Except as hereinafter set forth in this
Section 2.4, Victoria does not have outstanding, and on the Closing Date will not have outstanding, any options to purchase, or any rights or warrants to subscribe for, or any securities or obligations convertible into, or any contracts or commitments to issue or to sell assets or shares of common stock or any such options, rights, warrants, convertible securities or obligations. Victoria has not issued, and hereby warrants and represents that it shall not issue any Stock options (hereinafter referred to as the "Options"), which grant to the holders thereof the right to purchase in the aggregate any shares of the Company Common Stock.

              2.5. When issued, sold, transferred and delivered to Purchaser upon payment of the consideration set forth in Section I hereof, the Property will be fully paid and non-assessable, free and clear of all mortgages, pledges, liens, security interests, conditional sale agreements, charges, encumbrances and restrictions of every nature, except for those created pursuant to the terms of this Agreement.

              2.6. Except as set forth on Exhibit D, Company has filed all tax returns, as appropriate, country wide, state and local, and all related information required to be filed prior to the date hereof, and at the Closing Time shall have filed all tax returns, as appropriate, and all related information required to be filed prior to the Closing Time. To the best knowledge of Seller and Victoria, the amounts reflected in the Balance Sheet for taxes are sufficient for the payment of all accrued and unpaid federal, state and local taxes of all types, including interest and penalties thereon, of Company for or on account of which Company is or may become liable in any manner whatsoever for the years noted above and for all prior periods.

              2.7. Since July 1, 1997:

                   2.7.1. The business of Companies have been operated, and prior to the Closing Date will be operated, only in the ordinary course.

                   2.7.2. Except as set forth in Exhibit D1, there has been, and prior to the Closing Date there will be, no material adverse change, individually or in the aggregate, in Company's condition (financial or otherwise) or in Company's assets, liabilities or business.

                   2.7.3. There has been, and prior to the Closing Date there will be, no damage, destruction or loss to the Company or any of its contracts, assets, inventory, accounts, or other properties, or other events or conditions of any character, or any pending or threatened developments, individually or in the aggregate, which would materially and adversely affect the


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Marks of A.S. or the Company's  condition  (financial or otherwise) or Company's assets, liabilities or business.

              2.8. Except as set forth in Exhibit D I attached hereto and incorporated by reference herein, there is, and on the Closing Date there will be, no material action, suit, proceeding or investigation pending or, to the knowledge of Company, threatened, against or affecting Company or any of its assets. Company is not, and on the Closing Date will not be, in default under or with respect to any judgment, order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental authority, department, commission, board, agency or other instrumentality. To Seller's knowledge, Company has, and on the Closing Date will have, complied in all material respects with all laws, rules, regulations and orders applicable to it and to its business; has, and on the Closing Date will have, performed in all material respects all of its material obligations and duties to be performed by it to the extent required in accordance with their respective terms; and is not, and on the Closing Date will not be, in default under or in material breach of any material contract, agreement, commitment or other instrument to which it is subject or a party or under which it is bound.

              2.9. Seller and Victoria have not, and on the Closing Date will not have, incurred any liability, obligation or duty for any finder's, agents or broker's fee or commission in connection with this Agreement or the transactions contemplated hereby.

              2.10. The Board of Directors of the Company and A.S., pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by the Seller and Victoria, Common Stock of Victoria, Assets of Jane, Marks of A.S. and the transactions hereby contemplated, and no action, confirmation or ratification by any stockholder of the Company, Seller, or by any other person, entity or governmental authority is required in connection therewith. The Seller and Victoria have the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by them pursuant to the provisions hereof. The Seller and Victoria have taken all actions required by law, the Company's and A.S.'s certificate of creation or incorporation, as amended, its bylaws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the issuance, sale, transfer and delivery of the Property pursuant to the provisions hereof. This Agreement is valid and binding upon the Seller and Victoria in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or breach of the certificate of incorporation, as amended, or the by-laws, as amended, of the Company or A.S., or any agreement, stipulation, order, writ, injunction, decree, law, rule or regulation applicable to Victoria or the Seller.

              2.11. Attached hereto as Exhibit E and incorporated by reference herein is a list of all officers and directors of each Company and all beneficial owners of the issued and outstanding Company Common Stock, and the number of shares of the Company Common Stock


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owned of record and  beneficially by each such officer,  director and beneficial owner. To the best knowledge of Company, the information set forth on Exhibit E is true and correct.

              2.12. To Seller's knowledge neither this Agreement nor any written information, statement, list or certificate furnished or to be furnished to Purchaser pursuant to this Agreement or in connection with this Agreement or any of the transactions contemplated by this Agreement contains or, on the Closing Date will contain any untrue statement of a material fact or omits or, on the Closing Date will omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

              2.13. Seller's and Victoria's Release. Seller and Victoria hereby warrant, represent and acknowledge that they shall execute at the time of closing a release of all claims which reflects Seller and Victoria's complete release and discharge of any claims it may have against Victoria, both individually and as an officer or Director of the Company, except for those considerations due as set forth in this Agreement. Such release shall be attached hereto and incorporated herein by reference as Exhibit F.

              2.14. [Intentionally left blank]

              2.15. Seller shall accurately maintain the books of account of Victoria, Talidan or any other entity operating the Virginia Gardens location on behalf of Purchaser, pay bills and deposit revenue until the Note is paid in full. Seller shall indemnify and hold purchaser harmless from any and all losses due to Seller's intentional misconduct or gross negligence during the period in which Seller is managing the financial operations of the Virginia Gardens location as provided in Section 1.6 above.

              2.16. No Subsidiaries: The Seller and Victoria hereby acknowledge that the Company does not have any subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture or other business entity.

              2.17. Licenses; Permits; Related Approvals: Victoria possesses all licenses,  permits,  consents,  approvals,  authorizations,  qualifications  and orders (hereinafter collectively referred to as the "Permits") of all governments and governmental agencies lawfully required for the Company to conduct its restaurant business in all jurisdictions where business is conducted. All of the Permits are in full force and effect and no suspension, modification, or cancellation of any Permits is pending or threatened. A list of the Permits is attached hereto as Exhibit G and incorporated herein by reference.

              2.18. No Real Property: Except as set forth on Exhibit H attached hereto and incorporated herein by reference, the Company does not own or have any interest in any real estate.

              2.19. Condition of Personal Property: Attached hereto as Exhibit I and incorporated by reference herein is a true, correct and complete list of all personal property, owned by the Company or used by the Company in the conduct of its business, including, but not limited to, all equipment, machinery and fixtures, (collectively, the "Personal Property"), indicating whether it is owned or the manner in which the Personal Property is otherwise utilized by the Company. The Company has sole and exclusive, good and merchantable title to all of the Personal Property owned by it, free and clear of all pledges, claims, liens, restrictions, security interests, charges and other encumbrances.

              2.20. Certain Contracts. Attached hereto as Exhibit J and incorporated by reference herein is a true, correct and complete list and copy of all contracts under which, the Company is provided or is providing services (collectively, the "Service Contracts"). To Seller's knowledge, each of the Service Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by the Company against the other party thereto in accordance with its terms. Neither Seller nor the Company has any notice of, or any reason to believe that there is or has been any actual, threatened or contemplated, termination or modification of any of the Service Contracts. To Seller's knowledge, no party to any of the Service Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Service Contracts. All payments required to be made by Seller pursuant to the Service Contracts have been paid in full through August 18, 1997.

              2.21. Contracts, Licenses, and Other Agreements. Attached hereto and incorporated by reference herein are the following:

                   2.21.1. Exhibit K, a true, correct and complete list and copy (or where they arc oral, true, correct and complete written summaries) of all leases of the Company relating to real property.

                   2.21.2. Exhibit L, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all leases of the Company relating to personal property.

                   2.21.3. Exhibit M, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all licenses, franchises, assignments or other agreements of the Company and/or A.S. relating to trademarks, trade names, patents, copyrights and service marks (or applications therefor), unpatented designs or styles, know-how and technical assistance.

                   2.21.4. Exhibit O, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all employment, compensation and consulting agreements, contracts, understandings or arrangements of the Company with any officer, director, employee, broker, agent, consultant, salesman or other

Person, including the names, starting dates of employment, term of employment, functions and aggregate compensation (including salary, bonuses, commissions and other forms of compensation).

                   2.21.5. Exhibit P, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements of the Company for the purchase, sale or lease of goods, materials, supplies, machinery, equipment, capital assets and services having a cost in excess of Two Thousand Five Hundred Dollars ($2,500.00) in any one instance or in excess of Ten Thousand Dollars ($10,000.00) in the aggregate.

                   2.21.6. Exhibit Q, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and arrangements of Victoria for the borrowing or lending of money, on a secured or unsecured basis, or guaranteeing, indemnifying or otherwise becoming liable for the obligations or liabilities of any other Person or entity.

                   2.21.7. Exhibit R, a true, correct and complete list and copy (or where they are oral, true, correct and complete written summaries) of all agreements and understandings of the Company other than those listed in Exhibits O through Q which are material in nature, involve the payment or receipt, in any twelve (12) month period, of more than Five Thousand Dollars ($5,000.00) or have a term of more than the twelve (12) months.

                   To Seller's knowledge, each of the agreements, arrangements and understandings listed in Exhibits K through R (hereinafter collectively referred to as the "Commitments") is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by Victoria against the other party thereto in accordance with its terms. Neither Seller nor Victoria has any notice of, or any reason to believe, that there is or has been any actual, threatened or contemplated termination or modification of any of the Commitments. To Seller's knowledge, no party to any of the Commitments is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by the Company or any other party to or under any of the Commitments. Victoria has the right to quiet enjoyment of all real properties leased to it for the full term of the lease thereof All payments required to be made by Victoria and Jane pursuant to any of the Commitments have been paid in full through August 18, 1997.

              2.22. Insurance: Attached hereto as Exhibit S and incorporated by reference herein is a list of all insurance policies of the Company, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit S is in full force and effect, is valid and enforceable, and the Company is not in breach of or in default under any such policy. Neither Seller nor the Company have any notice of or any reason to believe that there is or has been any actual, threatened, or contemplated termination or cancellation of any insurance policy relating to the insurance referred to in Exhibit S.

              2.23. Pension Plans: Seller and Victoria hereby acknowledge that the Company does not maintain any pension, profit sharing, ESOP, stock option, incentive bonus, hospitalization, major medical, dental, optical, prescription, drug, health insurance, life insurance, or other benefit plan for the benefit of any employee as the term "Employee Benefit Plan" is defined in ERISA, Section 3, except as set forth on Exhibit U.

              2.24. Employee Relations and Employment Agreements:

                   2.24.1. None of the Company's employees is represented by a labor organization, and no petition for representation has ever been filed with the National Labor Relations Board. Seller and Victoria are not aware of any union organizational activity with respect to the Company, and have no reason to believe that any such activity is being contemplated.

                   2.24.2. To Seller's knowledge, the Company is not in violation in any material respect of any applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws or any other laws of any government or governmental agency relating to employment.

                   2.24.3. The Company has not entered into written employment agreements and all employees can be terminated at will. The Company has no contractual obligation or special termination or severance arrangements with respect to any employee.

                   2.24.4. The Company has paid all wages due including all required taxes, insurance and withholding thereon, and will continue to do so through the Cut-Off Date.

                   2.24.5. Attached hereto as Exhibit V and incorporated herein by reference, is a list of all accrued vacation, sick leave, and accrued bonuses, if any, as of the Cut-Off Date.

                   2.24.6. Seller and the Company shall supply to Purchaser a list of all employees of the Company, including the date of hire of each, position, present salary, amount of bonus paid in the last year, and announced termination date, if any, as Exhibit W.

                   2.24.7. Patents; Trademarks; Service Mark; Related Contracts. Attached hereto as Exhibit X and incorporated by reference herein, is a true, correct and complete list of all of A.S's patents, trademarks, tradenames, or trademark or tradename registrations, service marks, and copyrights or copyright registrations (the "Proprietary Rights") related to the Companies. To Seller's knowledge, all of the Proprietary Rights are valid, enforceable, in full force and effect and free and clear of any and all security interests, liens, pledges and encumbrances of any nature or kind. Neither A.S., Seller or Victoria has licensed, leased or otherwise assigned, transferred or granted any right to use any of its Proprietary Rights to any other Person or entity, and to Seller's knowledge, no Person or entity is infringing upon A.S.'s Proprietary Rights. A.S. and Company have not infringed and are not infringing upon any patent, trademark, tradename, or trademark or tradename registration, service mark, copyright, or copyright registration of any other Person or entity. Seller and Victoria have filed all necessary and appropriate documents and paid all necessary fees to maintain the integrity of the Proprietary Rights until the year 2002.

              2.25. Seller agrees that after closing Seller shall execute any and all documents which may be reasonably necessary to carry out the terms, conditions and intention of this agreement and to facilitate the transfer of the property, to ratify unto Purchaser such property and to facilitate the operations of Victoria by Purchaser.

              2.26. Seller and Victoria shall transfer to Purchaser or Purchaser's designee all title, rights and interests in any deposits (as reflected on Exhibit A4) owned by Seller or Victoria related to the Virginia Gardens location. A letter requesting such transfer shall be prepared by Seller and or Victoria in order to accomplish the transfer (See Exhibit X).

              2.27. There are no bulk transfer laws in Florida applicable to this transaction (See Opinion Letter of Counsel, Exhibit 2).

              2.28. The bonus Agreement for employees as of June 1, 1997, has not been modified.

              2.29. To the best knowledge of such Seller and Victoria, the issuance, sale, transfer and delivery of the Property pursuant to the provisions of this Agreement will not constitute a violation or breach of any agreement, stipulation, order, writ, injunction or decree applicable to the Seller or Victoria.

         3. Representations, Warranties and Covenants of Purchaser.

              Purchaser represents, warrants and covenants to Seller as follows:

              3.1. Purchaser is, and on the Closing Date will be, a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

              3.2. The Board of Directors of Purchaser, pursuant to the power and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Purchaser and the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders of Purchaser or by any other person, entity or governmental authority is required in connection therewith. Purchaser has the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by it pursuant to the provision, hereof. Purchaser has taken all actions required by law, its articles of incorporation, its by-laws or otherwise to authorize the execution, sealing and delivery of this Agreement. This Agreement is valid and binding upon Purchaser in accordance with its terms. Neither the execution, sealing and delivery of this Agreement nor the consummation of said transactions will constitute any violation or breach of the articles of incorporation or the by-laws of Purchaser, or any agreement, order, writ, injunction, decree, law, rule or regulation applicable to Purchaser.

              3.3. The transfer of 25,000 Shares  (Exhibit A5) to Saltoun or his designee of Carnegie Common Stock without legend and without current restrictions shall be effected by Carnegie's designee or assignee on or about the Closing Date.

         4. Further Agreements:

              4.1. Contingency: This Agreement shall be contingent upon A.S. executing an assignment or license to Purchaser for all Proprietary Rights including but not limited to the rights to the Patents, Trademarks, Service Marks or related intangible proprietary interests existing in connection with the Company's Business as it relates to Victoria Station in the form of Exhibit hereto.

              4.2. Seller's Agreement Not to Compete: The Parties hereby acknowledge that Seller shall not establish a restaurant or bar within five (5) miles of the Virginia Gardens location, directly or indirectly, for a period of three (3) years from the date of this Agreement.

         5. Conditions Precedent to Obligation and Duty of Purchaser to Acquire the Property:

              5.1. The obligation and duty of Purchaser to purchase the Property from Seller as contemplated by this Agreement are subject to the fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in whole or in part at or prior to the Closing Date by Purchaser:

                   5.1.1. All representations and warranties of the Seller and Victoria contained in this Agreement and expressly made at the Closing Date shall be true and correct at the Closing Date, in all material respects, and all of the other representations and warranties of Seller and Victoria contained in this Agreement shall be true and correct at the Closing Date as though each of such representations and warranties was made at such time.

                   5.1.2. Seller and Victoria shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement in material respects to be performed or complied with prior to or at the Closing Date.

                   5.1.3. Purchaser shall have received certificates of the officers and directors of Company, whose signatures, such as President, shall be attested by the Secretary of Company or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Purchaser, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Sections 5.1.1. and 5.1.2. of this Agreement.

                   5.1.4. Purchaser shall receive the written opinions of the legal counsel (See Exhibit B 1) for Seller and Victoria, dated the Closing Date, expressly stating that:

                        (a) Victoria and Jane are corporations duly organized, validly existing and in good standing. Victoria and Jane have the power and authority to own, lease and operate its properties and to conduct its business as such business is now being conducted by them.


                        (b) Victoria is authorized to issue Two Hundred (200) shares of Common Stock.

                        (c) Except as set forth on Exhibit D I to this Agreement, such counsel does not know of any material action, suit, proceeding or investigation pending or threatened against Victoria or affecting Victoria or any of its assets.

                        (d) The Board of Directors of Company, pursuant to the powers and authority legally vested in it, has duly authorized the execution, sealing and delivery of this Agreement by Company, the transactions hereby contemplated, and no action, confirmation or ratification by the stockholders or Personal Representatives or Executors of any deceased stockholders of Company or by any other person, entity or governmental authority is required in connection therewith which has not been obtained. Seller and Victoria have the power and authority to execute, seal and deliver this Agreement, to consummate the transactions hereby contemplated and to take all other actions required to be taken by or pursuant to the provisions hereof. Company has taken all actions required by law, its certificate of incorporation, as amended, its by-laws, as amended, or otherwise to authorize the execution, sealing and delivery of this Agreement and the issuance, sale, transfer and delivery of the Shares pursuant to the provisions hereof. This Agreement is valid and binding upon Seller and Victoria.

                        (e) There are no Bulk Sales laws in Florida applicable to this transaction.

              5.2. The obligation and duty of Seller to sell the Shares and Assets to Purchaser as contemplated by this Agreement are subject to fulfillment and satisfaction on the Closing Date of each of the following conditions precedent, any or all of which may be waived in whole or in part prior to the Closing Date by Seller:

                   5.2.1. All representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Closing Date as though each of such representations and warranties was made at such time.

                   5.2.2. Purchaser shall have performed and complied in all material respects with all covenants and agreements on their part required by this Agreement to be performed or complied with prior to or at the Closing Date.

                   5.2.3. Purchaser shall have received certificates of the officers and directors of Purchaser, whose signatures, such as President, shall be attested by the Secretary of Purchaser or an independent third party if Signatory and Secretary are the same person, dated as of the Closing Date, in form reasonably satisfactory to Seller, certifying to the fulfillment and satisfaction of each of the conditions precedent specified in Section 5.2.1. and
5.2.2. of this Agreement.

                   5.2.4. Seller shall have received the written opinion of legal counsel for Purchaser, dated the Closing Date, containing the opinions with respect to Purchaser which Seller's counsel is required to provide with respect to the Companies under Section 5.1.4(a) and (d).

         6. Indemnification:

              6.1. Saltoun, Jane, A.S. and Victoria shall each indemnify and hold harmless Purchaser from and against any and all actions, suits, proceedings, demands, causes of action, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by Purchaser by reason of or arising out of or in connection with:

                   6.1.1. The breach by Saltoun, Victoria, Jane or A.S. of any representation or warranty contained in this Agreement or in any certificate delivered to Purchaser pursuant to the provisions of this Agreement.

                   6.1.2. The failure of Saltoun, Victoria, Jane or A.S. to perform or comply with any covenant or agreement required by this Agreement to be performed or complied with by each such person or entity.

                   6.1.3. Debts and or liabilities incurred, accruing or arising prior to the CutOff Date attributable to Saltoun, Victoria, Jane or A.S.
including, but not limited to, contract liabilities, tort liability and tax liability, other than those assumed by Purchaser pursuant to the terms of this Agreement or for which credit has been given to Purchaser. Purchaser shall have the right to setoff against any and all amounts owed by Purchaser to Seller for any amounts owed or incurred by Purchaser in connection with any and all liability imposed by this Section 6. Notwithstanding anything to the contrary contained in this agreement, this provision 6.1.3 shall be fully enforceable with no time limitation.

              6.2. Carnegie shall indemnify and hold Seller and Victoria harmless from and against any and all actions, suits, proceedings, demands, causes of actions, damages, liabilities, claims, losses, costs and expenses (including reasonable attorneys' and experts' fees) paid or incurred by any of them by reason of or arising out of in connection with:

                   6.2.1. The breach by Purchaser of any of the representations or warranties contained in this Agreement or in any certificate delivered to Seller pursuant to provisions of this Agreement;

                   6.2.2. The failure by Purchaser to perform or comply with any covenant or agreement required by this Agreement to be performed or complied by Purchaser.

                   6.2.3. Debts and liabilities incurred or arising after the Cut-Off Date attributable to Purchaser or Victoria, including, but no limited to, all liabilities to employees of the Companies for which credit against the purchase price is given to Purchaser on the Closing Date, except Seller and Victoria shall be responsible for such debts and liabilities incurred or arising after the Cut-Off Date due to the negligence of Seller and or Victoria prior to the Cut-Off Date.

              6.3. Saltoun, Victoria, Jane or A.S. shall not be liable with respect to any claim, action, suit, liability, loss, damage, or expense as a result of or arising out of a breach of the representations and warranties set forth in Section 2 of this Agreement which has not been asserted, threatened, instituted, incurred or discovered within a period (the "Indemnification Period') of one (1) year following the Closing Date. Indemnification resulting from the other matters for which indemnification is provided in this Agreement shall not be subject to any time limitation, other than the requirement on the part of the indemnified party to give prompt notice as provided below.

              6.4. Purchaser shall not be liable to indemnify Saltoun, Victoria, Jane or A.S. with respect to any claim, action, suit, liability, loss, damage or expense as a result of or arising out of a breach of the representations and warranties contained in Section 3 of this Agreement which has not been asserted, threatened, instituted, incurred or discovered within the Indemnification Period of the later of i) One (1) year following the Closing Date or ii) the date when the Note is paid in full. Indemnification resulting from the other matters for which indemnification is provided in this Agreement shall not be subject to any time limitation, other than the requirement on the part of the indemnified party to give prompt notice as provided below.

              6.5. With respect to any claim, action, suit, liability, loss, damage or expense asserted, threatened, instituted, paid or incurred or discovered by or against an indemnified party, within the applicable Indemnification Period, if any, the obligation to indemnify shall continue through the final disposition or settlement of any such matter and the full satisfaction of the indemnification obligation.

              6.6. If a party (an "Indemnified Party"), receives notice or has knowledge of any matter which it believes the other party hereto (the "Indemnitor") is obligated to provide indemnification pursuant to this Section 6 (a "Claim"), the Indemnified Party will within a reasonable period of time (A) after receipt of such notice or otherwise first becoming knowledgeable of a Claim, give the Indemnitor written notice of the assertion of such Claim; and
(B) finnish the Indemnitor with all relevant information and copies of all pertinent documents relating to the Claim in the Indemnified Party's possession or control or within a reasonable period of time after the Indemnified Party's receipt thereof, as the case may be.

              6.7. The failure of the Indemnified Party to give notice of the Claim promptly will not affect the Indemnified Party's rights to indemnification hereunder, except if, and only to the extent that, the Indemnitor's defense of such Claim is actually prejudiced by reason of such failure to give timely notice.

              6.8. The Indemnitor will undertake and continuously defend such Claim with counsel of reputable standing, and the Indemnified Party may participate in such defense by counsel of its own choosing at its own expense.

              6.9. If the Indemnified Party is required to pay any amount with respect to said Claim, such amount shall be promptly paid by the Indemnitor to the Indemnified Party upon the Indemnified Party giving the Indemnitor a written request therefor.

              6.10. If the Indemnitor does not timely undertake or continuously defend any such Claim, then the Indemnified Party will have the right to employ separate counsel in any such action and to participate in the defense thereof, and the reasonable fees and expenses of such counsel will be the Indemnitor's obligation and direct responsibility. Furthermore, the Indemnified Party will then have the right to defend or dispose of the Claim in such manner as it deems advisable for Indemnitor's account and risk and for the purpose hereof as if such defense or disposition had been made or undertaken by the Indemnitor.

              6.11. The Indemnitor agrees, unless it timely assumes the defense of any Claim hereunder, to pay the Indemnified Party's costs of defending any Claim, including, without limitation, reasonable attorney's and paralegal fees, accountants' fees, witness fees and court costs, promptly after written demand therefor is given by the Indemnified Party to the Indemnitor.

              6.12. If the Indemnitor timely undertakes the defense of any Claim, then so long as the Indemnitor, in good faith, is continuously contesting or defending the Claim: (A) the Indemnified Party shall not admit any liability with respect thereto, or settle, compromise, pay or discharge the same without the prior written consent of the Indemnitor; (B) the Indemnified Party shall cooperate with the Indemnitor in the contest or defense of the Claim; (C) the Indemnified Party shall accept any settlement of the Claim, provided such settlement is effected by monetary payment only and adequate arrangements for such payment, to the Indemnified Party's reasonable satisfaction, are made by the Indemnitor and the Indemnified Party is provided with a full release of all Claims made; and (D) the Indemnitor will provide the Indemnified Party with all information regarding the contest or defense of the Claim and allow counsel for the Indemnified Party to monitor, at the Indemnified Party's sole expense, all proceedings in connection with the Claim.

              6.13. Neither the Indemnitor nor the Indemnified Party may admit any liability with respect to any Claim or settle, compromise, pay or discharge the same without the prior written consent of the other party if such settlement, compromise, payment or discharge could in any way expose such other party to the payment of funds which are not subject to a claim of reimbursement or indemnification from the settling, compromising or paying party.

              6.14. The Indemnified Party shall use reasonable efforts to preserve the status quo, not incur any penalties and not prejudice the Indemnitor's defense of any Claim prior to the Indemnitor undertaking the defense of such Claim.

              6.15. Anything in this Section 6 to the contrary notwithstanding, if there is a reasonable probability that an indemnifiable Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party, upon giving the Indemnitor reasonably prompt written notice thereof, shall have the right to defend, compromise or settle such indemnifiable Claim; provided, however, that no compromises or settlement which would result in the payment of money shall be made, executed or delivered without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

              6.16.  Any  payment  required  by an  Indemnitor  pursuant to this
Section 6 shall be reduced by any insurance proceeds actually recovered (excluding any deductible or self-insured retention) by the Indemnified Party as a result thereof from a policy of insurance owned by any person. Any tax benefit received by the Indemnified Party by reason of any action of the Indemnitor shall reduce any payment required to be made by the Indemnitor to the Indemnified Party arising therefrom.

         7. Miscellaneous:

              7.1. All of the covenants, promises, agreements, representations and warranties set forth in this Agreement shall survive all closings under this Agreement for the periods herein provided, and shall be binding and enforceable notwithstanding any knowledge (other than as specifically herein disclosed) on the part of a party hereto with respect to the matter involved.

              7.2. At any reasonable time upon prior reasonable notice by Purchaser (whether at or after the Closing Date), Seller and Victoria shall execute, acknowledge, seal and deliver such further instruments and documents and take such other actions as Purchaser may reasonably request more effectively to vest in Purchaser full right, title and interest in and to the

Property as shall be issued, sold, transferred and delivered under this Agreement, and to secure for Purchaser the full benefits intended to be secured by this Agreement.

              7.3. All writings, notices and other communications under this Agreement shall be in writing and addressed as follows:

         If to Purchaser, to:     Carnegie International Corporation
                                       11419 Cronridge Drive, Suite 9
                                       Owings Mills, Maryland 21117

         With a copy to:          Lewis A. Dardick, Esquire
                                       Gershberg and Pearl, LLP
                                       11419 Cronridge Drive, Suite 7
                                       Owings, Maryland 21117

         If to Seller, to:        Munir Saltoun
                                       c/o A.S. Management Corp.
                                       760 Summer Street
                                       Stamford, Connecticut 06901

         with a copy to:          Rene V. Murai, Esquire
                                       Murai Wald Biondo & Moreno
                                       25 S.E. 2nd Avenue
                                       Miami, Florida 33131

Any such writing, notice or communication by telegram shall be deemed given when received at the address specified above. Any such writing, notice or communication other than by telegram shall be deemed given when deposited in the appropriate international or United States mails, postage prepaid, first class, registered or certified mail, return receipt requested, and addressed as hereinabove provided. Any such address may be changed by notice to the other parties to this Agreement as provided in this Section 7.3.

              7.4. This Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Maryland, United States of America.

              7.5. This Agreement contains the full, complete and exhaustive agreement between the parties hereto. This Agreement may be amended only by an instrument in writing executed, sealed and delivered by Seller, Victoria and Purchaser.

              7.6. Nothing expressed or implied in this Agreement is intended or shall be construed to confer or give any person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

              7.7.  This  Agreement  may  be  executed   simultaneously   or  in
counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

              7.8. Unless the context otherwise requires, the words such as "herein", "hereinafter", "hereby", "hereto", "hereof" and "hereunder" refer to this Agreement as a whole and not merely to a Section in which such words appear. As used herein and unless the context otherwise requires, the singular shall include the plural and vice-versa, and the masculine gender shall include the feminine and neuter, and vice-versa.

              7.9. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and permitted assigns.

              7.10. The headings for this Agreement are intended for convenience of reference only and shall be given no effect in the construction or interpretation of this Agreement.

              7.11. Carnegie shall have the right to assign its rights, title and interests under this Agreement and to the Property to any of its wholly owned subsidiaries. This shall not impair any of Carnegie's obligations under this Agreement.

         IN WITNESS WHEREOF, the parties have executed, sealed and delivered this Agreement the day and year first herein above set forth.

                                       PURCHASER:

ATTEST:                                CARNEGIE INTERNATIONAL CORPORATION


/s/                                    By: /s/ Lowell Farkas
                                           Lowell Farkas, President


                                       TALIDAN USA, INC.


                                       By: /s/ Lowell Farkas
                                           Lowell Farkas, President

                                       VICTORIA:

ATTEST:                                VICTORIA STATION MIAMI, INC.



/s/                                    By: /s/ Munir Saltoun
                                           MUNIR SALTOUN, President


WITNESS:                               SELLERS:



/s/                                    /s/ Munir Saltoun                  (SEAL)
                                       MUNIR SALTOUN, Individually


ATTEST:                                A.S. MANAGEMENT CORPORATION


/s/                                    By: /s/ Munir Saltoun              (SEAL)
                                           MUNIR SALTOUN, President


ATTEST:                                JANE MANAGEMENT CORPORATION


/s/                                    By: /s/ Munir Saltoun              (SEAL)
                                           MUNIR SALTOUN, President

                          VICTORIA STATION MIAMI, INC.
                                       AND
                           JANE MANAGEMENT CORPORATION
                       STOCK AND ASSET PURCHASE AGREEMENT
                                LIST OF EXHIBITS

                                                                                Section
                                                                                Nos.

A.       List of Assets Owned By Vendors                                        Explanatory
                                                                                Statement

A1.      Stock Certificate of Victoria Station Miami, Inc. in the name of       1.2.
         Carnegie International Corporation

A2.      Bill of Sale for purchase of Assets of Jane Management                 1.2.
         Corporation

A3.      List of Tangible Assets of Jane Management Corporation                 1.2.
         excluding the Fixtures and Leasehold Improvements

A4.      Schedule of Closing Adjustments                                        1.2.2.

A5.      Letter Acknowledging Initiation of Transfer of 25,000 shares of        1.3.7.
         Carnegie International Corporation

B.       Certificate of No Debts                                                1.5.

B1.      Opinion Letter of Counsel Relating to Seller and Victoria's            2.2.
         Authority to Sell the Property, Enter Into this Agreement and          5.1.(a)
         Other Issues Related to this Transaction

C.       Certificate of Incorporation and By-Laws of Jane and Victoria          2.3.

D.       Listing of Exemptions to Filing of Tax Returns                         2.6.

D1.      Listing of Material Adverse Changes, Suits and Claims                  2.7.2.
                                                                                2.8.

E.       List of Officers, Directors and Shareholders of Jane and Victoria      2.11.

F.       Release of Victoria by Seller and Victoria                             2.13.

G.       List of Permits and Licenses and Related Approvals                     2.17.


                                      - 1 -





H.       List of Real Property                                                  2.18.

I.       List of Personal Property                                              2.19.

J.       List of Service Contracts performed by the Companies                   2.20.

K.       List of Leases for Real Property                                       2.21.1.

L.       List of Leases for Personal Property                                   2.21.2.

M.       List and copy of Licenses, Franchises, Assignments or                  2.21.3.
         Agreements relating to Trademarks, Tradenames, Copyrights,
         Patents, Service Marks, etc.

0.       List and copy of Employment and Consulting Agreements                  2.21.4.

P.       List of Agreements for Purchase of Goods, Materials and                2.21.5.
         Services

Q.       List and copy of Notes, Guarantees                                     2.21.6.

R.       Material Contracts in excess of $5,000.00                              2.21.7.

S.       List of Insurance                                                      2.22.

T.       List of Claims                                                         2.8.

U.       List of Employee Benefits                                              2.23.

V.       List of Accrued Vacation, Sick Leave, and Bonus                        2.24.5.

W.       List of Employees                                                      2.24.6.

X.       List of Patents and Trademarks                                         2.24.7.

Y.       Letter directing transfer of Deposits                                  2.26.



                                      - 2 -